Exhibit 99.1

FOR IMMEDIATE RELEASE

Approved By:

Jim Hartman  (763) 559-2613

Enpath Medical, Inc.

Contacts:	Investors
EVC Group, Inc.
Doug Sherk (415) 896-6820
Anne Bugge (206) 926-5220

Media
EVC Group, Inc.
Sheryl Seapy (415) 272-3323

September 21, 2004

Enpath Medical Revises Guidance for Third Quarter and Remainder of 2004

Long-term Contracts and New Product Introductions to Drive Revenue in 2005
Supply Agreements Executed for Myopore Rx™ Steroid Lead with Two Major Cardiac Rhythm
Management (CRM) Systems Customers

MINNEAPOLIS—Enpath Medical Inc. (Nasdaq: NPTH) today updated its outlook for the third and fourth quarters of 2004 and provided an overview of other business developments.

The Company stated that it now expects third quarter sales to be 5-7% less than the sales of $7.3 million achieved in the second quarter of 2004.  For the full year of 2004, Enpath anticipates sales to approximate a range of $29-30 million compared to $19.6 million in 2003.  The Company also stated that due to lower sales projections, it now expects total Company gross margins to be approximately 40% in the third and fourth quarters of 2004, compared to its previous guidance range of 42-44%.

The revised guidance was lowered due to continued softness in orders of accessories and adaptors from a major customer of Enpath’s Lead Technologies Division.  The Company acquired the Lead Technologies Division from Cleveland-based BIOMEC Inc. in October 2003.  Enpath also stated that its July guidance anticipated significant sales of its new delivery tool for epicardial leads, the Fastac Flex™, upon its expected market launch late in the third quarter of 2004.  Based on more recent discussions with customers it now appears that the Fastac Flex will be launched through the customers’ sales forces at the same time the Myopore Rx™, Enpath’s new steroid eluting epicardial lead, is available for sale in the US, which the Company anticipates will be in the first quarter of 2005.

The Company also reported that, due to the lower sales estimates at the Leads Division, the Company now anticipates the earn-out payment to BIOMEC Inc. related to the Company’s acquisition of BIOMEC Cardiovascular Inc. would be reduced to approximately $2 million, and if earned would be due March 31, 2005.

“A year ago sales to this major customer represented nearly half of the total sales at our Leads Division,” said James D. Hartman, Chairman and CEO.  “Based on sales to date plus newly forecasted orders, we anticipate sales to this customer will decline 60% in 2004 compared to 2003 as the customer balances inventory levels.  While these sales are important to the Company in absorbing overhead and maintaining staffing levels, they are not our strategic proprietary products that represent the future growth opportunities for the Company.”

“The change in our customers’ plans to launch our Fastac Flex delivery device for epicardial lead placement concurrent with the launch of our steroid lead is a logical strategy.  However, it is different than our original understanding and delays our anticipated sales of this product for approximately four months,” Hartman continued.  “These changes to our sales forecast for the second half of 2004 have not diminished our optimism about the sales growth opportunities for each of these products in 2005.  We believe that the enhancements offered by the Myopore Rx steroid lead and the Fastac Flex delivery device will make these products the standard of care in the placement of epicardial leads.”  The primary growth driver for the use of epicardial leads is the rapidly expanding treatment of congestive heart failure by means of cardiac resynchronization therapy (CRT).  It is estimated that over 4,000,000 people suffer from congestive heart failure worldwide, with an estimated 86,000 patients expected to receive CRT systems in 2004.  Roughly 10-20% of those patients receiving treatment will ultimately receive an epicardial lead similar to those sold by the Company.

In other developments, the Company announced that:

•                  The Lead Technologies Division has executed supply agreements for its Myopore Rx steroid lead with two of the three major CRM companies.

•                  The Delivery Systems Division is on budget with a targeted sales increase of 15-20% over 2003.

•                  The FlowGuard valved introducer was successfully launched in the dialysis market with very positive reviews and nearly all of the major participants in that market have placed orders for the product.

•                  Enpath will begin first shipments of FlowGuard for the pacing market this week to a major customer.

•                  The Lead Technologies Division is working with a major medical institution on the development of a next generation deep brain stimulation lead.

•                  The Delivery Systems Division is currently working with a number of companies on different projects to design advanced delivery systems for new therapeutic devices and the Company is also preparing to submit its own FDA submission prior to the end of the year to gain marketing clearance on its own family of proprietary articulating introducers.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2003, as well as in our quarterly reports on Form 10-Q.  Among the factors that could cause results to differ materially are the following: the ability of Enpath to successfully integrate the BCI operation; Enpath’s dependence upon a limited number of key customers for its revenue; Enpath’s ability to complete development of its Myopore Rx steroid epicardial lead and Fastac Flex delivery tool and obtain FDA and European approval to market these devices; the ability of Enpath and its distribution partners to successfully introduce the Myopore Rx and Fastac Flex; Enpath’s dependence upon licensing agreements with third parties for the technology underlying some of its products; Enpath’s ability to effectively manufacture its products, including the new Myopore Rx steroid lead and the Fastac Flex delivery device, in anticipated required quantities; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; Enpath’s ability to successfully protect its intellectual property against misappropriation or claims of infringement by third parties; government regulatory matters; economic conditions; and Enpath’s ability to raise capital.  All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements.  In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies.  Its products include venous vessel introducers, epicardial and endocardial stimulation leads, safety needles and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation and hearing restoration markets.  Its products are sold worldwide through partnering relationships with other medical device companies.